EXHIBIT 23.10

CONSENT OF QUALIFIED PERSON

Regarding the "Gold Bar Project, S-K 1300 Technical Report Summary, Feasibility Study, Eureka County, Nevada", that is current as of December 31, 2021 (the "Technical Report Summary"):

In connection with the filing of the Annual Report of McEwen Mining Inc. for the year ended December 31, 2024, on Form 10-K (the “Form 10-K”), Kevin W. Kunkel consents to:

●	the use of my name and status as a “Qualified Person” in the Form 10-K.

●	any quotation from, or summarization of any of the information that I am responsible for preparing in the Technical Report Summary in the Form 10-K.

Date: March 14, 2025

Signed by:

/s/ Kevin W. Kunkel
Certified Professional Geologist, American Institute of Professional Geologists (AIPG), #11139